Exhibit 99.1

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$66,338	$69,112
Short-term investments	1,408	992
Accounts receivable, net of allowance of $1,030 and $1,767 at June 30, 2021 and December 31, 2020, respectively	44,753	48,250
Prepaid expenses and other current assets	4,319	2,343
Total current assets	116,818	120,697
Property and equipment, net	3,039	2,663
Deferred contract costs	33,781	31,943
Long-term unbilled receivables	6,440	5,499
Other assets	12,238	8,252
Total assets	$172,316	$169,054
Liabilities, mezzanine equity, and stockholders’ deficiency
Current liabilities:
Accounts payable	$520	$774
Accrued expenses and other liabilities	22,115	26,245
Current portion of deferred revenue	68,974	65,203
Total current liabilities	91,609	92,222
Long-term portion of deferred revenue	7,596	9,485
Share-based awards classified as liabilities	50,220	43,502
Other non-current liabilities	3,587	3,658
Total liabilities	153,012	148,867
Commitments and contingencies (Note 10)
Mezzanine equity
Redeemable convertible preferred stock, $0.0001 par value; 10,895,226 shares authorized, 4,832,409 and 4,832,409 shares issued and outstanding with aggregate liquidation preferences of $508,273 and $403,361 at June 30, 2021 and December 31, 2020, respectively	216,926	183,390
Redemption value of common shares	39,757	25,074
Share-based awards	1,695	1,489
Redeemable noncontrolling interest	4,143	3,061
Total mezzanine equity	262,521	213,014
Stockholders’ deficiency:
Common stock, $0.0001 par value; 28,000,000 and 28,000,000 shares authorized, 11,946,412 and 11,513,451 shares issued and outstanding, at June 30, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	112,953	105,159
Accumulated other comprehensive income	1,848	1,791
Accumulated deficit	(358,030)	(299,789)
Total stockholders’ deficiency attributable to AvePoint Operations, Inc.	(243,217)	(192,827)
Total liabilities, mezzanine equity, and stockholders’ deficiency	$172,316	$169,054

See accompanying notes.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
SaaS	$20,586	$11,699	$38,845	$21,942
Term license and support	11,088	7,357	19,815	15,101
Services	7,302	7,724	13,218	15,303
Maintenance and OEM	5,458	5,776	10,867	11,781
Perpetual license	910	400	1,399	1,490
Total revenue	45,344	32,956	84,144	65,617
Cost of revenue:
SaaS	4,564	2,543	9,004	5,057
Term license and support	230	348	503	820
Services	6,508	5,877	12,093	12,889
Maintenance and OEM	418	305	898	674
Total cost of revenue	11,720	9,073	22,498	19,440
Gross profit	33,624	23,883	61,646	46,177
Operating expenses:
Sales and marketing	29,001	14,010	48,302	28,051
General and administrative	11,664	5,291	21,956	10,449
Research and development	3,883	2,863	7,985	5,757
Depreciation and amortization	279	268	537	541
Total operating expenses	44,827	22,432	78,780	44,798
Income (loss) from operations	(11,203)	1,451	(17,134)	1,379
Interest income, net	11	5	24	9
Other income (expense), net	62	439	(1)	(389)
Income (loss) before income taxes	(11,130)	1,895	(17,111)	999
Income tax benefit	(73)	(6,149)	(1,112)	(6,316)
Net income (loss)	$(11,057)	$8,044	$(15,999)	$7,315
Net income attributable to redeemable noncontrolling interest	(499)	—	(896)	—
Net income (loss) attributable to AvePoint Operations, Inc.	$(11,556)	$8,044	$(16,895)	$7,315
Deemed dividends on preferred stock	(24,742)	(8,063)	(33,536)	(15,798)
Net loss available to common shareholders	$(36,298)	$(19)	$(50,431)	$(8,483)
Net loss per share of common stock, basic and diluted	$(3.09)	$(0.00)	$(4.32)	$(0.87)
Weighted average of shares used in computing net loss per share of common stock, basic and diluted	11,732	9,793	11,663	9,750

See accompanying notes.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss)	$(11,057)	$8,044	$(15,999)	$7,315
Other comprehensive income (loss)
Foreign currency translation adjustments	248	(318)	5	(241)
Other comprehensive income (loss)	248	(318)	5	(241)
Total comprehensive income (loss)	$(10,809)	$7,726	$(15,994)	$7,074
Comprehensive income attributable to redeemable noncontrolling interests	(447)	—	(844)	—
Total comprehensive income (loss) attributable to AvePoint Operations, Inc.	$(11,256)	$7,726	$(16,838)	$7,074

See accompanying notes.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

For the Three Months Ended June 30, 2021 and 2020

(In thousands, except share amounts)

(Unaudited)

			Redeemable	Shared	Redeemable	Total					Accumulated
	Convertible		Common	Based	noncontrolling	mezzanine			Additional		Other	Total
	Preferred Stock		Shares	Awards	interest	equity	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount	Capital	Deficit	Income	Deficiency
Balance, March 31, 2021	4,832,409	$192,184	$24,891	$1,591	$3,696	$222,362	11,640,181	$12	$108,972	$(313,739)	$1,548	$(203,207)
Reclassification of share-based awards to temporary equity	—	—	—	104	—	104	—	—	(104)	—	—	(104)
Reclassification of common shares from liabilities	—	—	6,873	—	—	6,873	—	—	—	—	—	—
Remeasurement of redemption value of common shares	—	—	7,993	—	—	7,993	—	—	—	(7,993)	—	(7,993)
Proceeds from exercise of options	—	—	—	—	—	—	306,231	—	2,152	—	—	2,152
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,933	—	—	1,933
Remeasurement of redemption value of Series C preferred stock	—	24,742	—	—	—	24,742	—	—	—	(24,742)	—	(24,742)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	—	(11,057)	—	(11,057)
Net income attributable to noncontrolling interest	—	—	—	—	499	499	—	—	—	(499)	—	(499)
Foreign currency translation adjustment	—	—	—	—	(52)	(52)	—	—	—	—	300	300
Balance, June 30, 2021	4,832,409	$216,926	$39,757	$1,695	$4,143	$262,521	11,946,412	$12	$112,953	$(358,030)	$1,848	$(243,217)

			Redeemable	Shared	Redeemable	Total					Accumulated
	Convertible		Common	Based	noncontrolling	mezzanine			Additional		Other	Total
	Preferred Stock		Shares	Awards	interest	equity	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount	Capital	Deficit	Income	Deficiency
Balance, March 31, 2020	5,878,352	$190,391	$9,667	$1,189	$—	$201,247	9,702,831	$10	$34,272	$(241,404)	$1,651	$(205,471)
Reclassification of share-based awards to temporary equity	—	—	—	98	—	98	—	—	(98)	—	—	(98)
Remeasurement of redemption value of common shares	—	—	1,032	—	—	1,032	—	—	—	(1,032)	—	(1,032)
Proceeds from exercise of options	—	—	—	—	—	—	3,500	—	15	—	—	15
Stock-based compensation expense	—	—	—	—	—	—	—	—	471	—	—	471
Proceeds from the issuance of common stock	—	—	—	—	—	—	722,734	1	23,769	—	—	23,770
Remeasurement of redemption value of Series B preferred stock	—	1,421	—	—	—	1,421	—	—	—	(1,421)	—	(1,421)
Remeasurement of redemption value of Series C preferred stock	—	6,642	—	—	—	6,642	—	—	—	(6,642)	—	(6,642)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	8,044	—	8,044
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(318)	(318)
Balance, June 30, 2020	5,878,352	$198,454	$10,699	$1,287	$—	$210,440	10,429,065	$11	$58,429	$(242,455)	$1,333	$(182,682)

See accompanying notes.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

For the Six Months Ended June 30, 2021 and 2020

(In thousands, except share amounts)

(Unaudited)

			Redeemable	Shared	Redeemable	Total					Accumulated
	Convertible		Common	Based	noncontrolling	mezzanine			Additional		Other	Total
	Preferred Stock		Shares	Awards	interest	equity	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount	Capital	Deficit	Income	Deficiency
Balance, December 31, 2020	4,832,409	$183,390	$25,074	$1,489	$3,061	$213,014	11,513,451	$12	$105,159	$(299,789)	$1,791	$(192,827)
Reclassification of share-based awards to temporary equity	—	—	—	206	—	206	—	—	(206)	—	—	(206)
Reclassification of common shares from liabilities	—	—	6,873	—	—	6,873	—	—	—	—	—	—
Remeasurement of redemption value of common shares	—	—	7,810	—	—	7,810	—	—	—	(7,810)	—	(7,810)
Proceeds from exercise of options	—	—	—	—	—	—	432,961	—	3,277	—	—	3,277
Stock-based compensation expense	—	—	—	—	—	—	—	—	4,208	—	—	4,208
Remeasurement of redemption value of Series C preferred stock	—	33,536	—	—	—	33,536	—	—	—	(33,536)	—	(33,536)
Issuance of redeemable noncontrolling interest in EduTech	—	—	—	—	238	238	—	—	515	—	—	515
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	—	(15,999)	—	(15,999)
Net income attributable to noncontrolling interest	—	—	—	—	896	896	—	—	—	(896)	—	(896)
Foreign currency translation adjustment	—	—	—	—	(52)	(52)	—	—	—	—	57	57
Balance, June 30, 2021	4,832,409	$216,926	$39,757	$1,695	$4,143	$262,521	11,946,412	$12	$112,953	$(358,030)	$1,848	$(243,217)

			Redeemable	Shared	Redeemable	Total					Accumulated
	Convertible		Common	Based	noncontrolling	mezzanine			Additional		Other	Total
	Preferred Stock		Shares	Awards	interest	equity	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount	Capital	Deficit	Income	Deficiency
Balance, December 31, 2019	5,878,352	$182,656	$10,684	$1,291	$—	$194,631	9,702,831	$10	$33,691	$(233,957)	$1,574	$(198,682)
Reclassification of share-based awards to temporary equity	—	—	—	(4)	—	(4)	—	—	4	—	—	4
Remeasurement of redemption value of common shares	—	—	15	—	—	15	—	—	—	(15)	—	(15)
Proceeds from exercise of options	—	—	—	—	—	—	3,500	—	15	—	—	15
Stock-based compensation expense	—	—	—	—	—	—	—	—	950	—	—	950
Proceeds from the issuance of common stock	—	—	—	—	—	—	722,734	1	23,769	—	—	23,770
Remeasurement of redemption value of Series B preferred stock	—	2,784	—	—	—	2,784	—	—	—	(2,784)	—	(2,784)
Remeasurement of redemption value of Series C preferred stock	—	13,014	—	—	—	13,014	—	—	—	(13,014)	—	(13,014)
Comprehensive loss:
Net income	—	—	—	—	—	—	—	—	—	7,315	—	7,315
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(241)	(241)
Balance, June 30, 2020	5,878,352	$198,454	$10,699	$1,287	$—	$210,440	10,429,065	$11	$58,429	$(242,455)	$1,333	$(182,682)

See accompanying notes.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Six Months Ended
	June 30,
	2021	2020
Operating activities
Net income (loss)	$(15,999)	$7,315
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	537	541
Foreign currency remeasurement (gain) loss	(134)	220
Provision for doubtful accounts	(732)	818
Stock-based compensation	17,799	2,854
Gain on disposal of property and equipment	(15)	—
Deferred income taxes	(981)	(5,788)
Changes in operating assets and liabilities:
Accounts receivable	2,399	4,822
Prepaid expenses and other current assets	(1,994)	407
Other assets	(1,955)	719
Accounts payable, accrued expenses and other liabilities	(4,057)	(6,896)
Deferred revenue	3,298	964
Accrued rent obligation	(87)	(206)
Net cash provided by (used in) operating activities	(1,921)	5,770
Investing activities
Maturity (purchase) of short-term investments, net	(423)	1,034
Purchase of APXT shares	(1,631)	—
Purchase of property and equipment	(897)	(169)
Cash provided by (used in) investing activities	(2,951)	865
Financing activities
Repayments of capital leases	(14)	(33)
Payments of transaction fees	(1,872)	—
Proceeds from stock option exercises	3,277	15
Proceeds from sale of common shares of subsidiary	753	—
Payments of debt issuance costs	—	(120)
Proceeds from issuance of Common stock	—	7,000
Net cash provided by financing activities	2,144	6,862
Effect of exchange rates on cash	(46)	(284)
Net increase (decrease) in cash and cash equivalents	(2,774)	13,213
Cash and cash equivalents at beginning of period	69,112	12,162
Cash and cash equivalents at end of period	$66,338	$25,375
Supplemental disclosures of cash flow information
Cash received (paid) for:
Interest	$24	$8
Income taxes	$(2,389)	$(529)
Non-cash investing and financing activities
Fixed assets acquired under capital leases	$—	$28

See accompanying notes.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Organization

AvePoint Operations, Inc. (formerly known as AvePoint, Inc.) and its subsidiaries (“AvePoint” or the “Company”) are a leading provider of enterprise collaboration and productivity software solutions. The Company develops, markets, and sells its suite of software solutions and services, primarily in North America, Europe, Australia, and Asia. The Company provides its customers with high-performance infrastructure management, compliance, data governance, mobility and productivity, online services and software solutions consulting. Many of the Company’s software solutions share an underlying architecture and include: DocAve Software Platform, DocAve Governance Automation, AvePoint Online Services, AvePoint Compliance Guardian, AvePoint Mobility and Productivity Software for SharePoint and Dynamics CRM, as well as customized business solutions, technical support, and services.

AvePoint, Inc. was incorporated as a New Jersey corporation on July 24, 2001, was redomiciled as a Delaware corporation in 2006, and changed its name to "AvePoint Operations, Inc." in June, 2021. The Company’s headquarters are located in Jersey City, New Jersey, with additional offices in North America, Europe, Asia, Australia and the Middle East.

On November 23, 2020, Apex Technology Acquisition Corporation, a Delaware corporation ("Apex"), along with Athena Technology Merger Sub, Inc., a Delaware corporation, and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (collectively referred to herein as the “Apex Group”), and the Company entered into a Business Combination Agreement dated as of November 23, 2020 (as amended on December 30, 2020, March 8, 2021 and May 18, 2021, the “Business Combination Agreement”).

On July 1, 2021, the parties to the Business Combination Agreement consummated the transactions contemplated thereby, with Apex subsequently being renamed “AvePoint, Inc.” The Business Combination is further described in Note 16 and Note 18.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated balance sheet as of December 31, 2020, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial information and include the accounts of the Company. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) have been condensed or omitted.

In the opinion of management, these financial statements contain all material adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2021.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and the related notes incorporated by reference in the Company's Form 8-K, which was filed with the SEC on July 7, 2021.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s unaudited condensed consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s unaudited condensed consolidated balance sheets and the amounts of revenue and expenses reported for each of its periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allowance for doubtful accounts, deferred contract costs, income taxes and related reserves, stock-based compensation and accounting for research and development costs. Actual results could differ from those estimates. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to the outbreak of a novel strain of the coronavirus (“COVID-19”).

Foreign Currency

The Company has foreign operations where the functional currency has been determined to be the local currency, in accordance with FASB ASC 830, Foreign Currency Matters. Adjustments resulting from translating such foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders’ deficiency under the caption, accumulated other comprehensive income. Revenue and expenses are translated using average rates prevailing during the period. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense), net in the Company’s unaudited condensed consolidated statements of operations. Transaction gains (losses) totaled $(0.1) million and $(0.2) million for the three and six months ended June 30, 2021, respectively, and $0.4 million and $(0.5) million for the three and six months ended June 30, 2020, respectively.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Cash and Cash Equivalents

The Company maintains cash with several high credit-quality financial institutions. The Company considers all investments available with original maturities of three months or less to be cash equivalents. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts. The Company maintains cash balances used in operations at entities based in the People’s Republic of China, which imposes regulations that limit the ability to transfer cash out of the country. As of June 30, 2021 and December 31, 2020, the Company’s cash balances at these entities were $7.1 million and $6.8 million, respectively. For purposes of the unaudited condensed consolidated statements of cash flows, cash includes all amounts in the unaudited condensed consolidated balance sheets captioned cash and cash equivalents.

Deferred Sales Commissions

The Company defers sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining SaaS, term license and support, service, perpetual license and maintenance contracts. The Company has structured commissions plans such that the commission rate paid on renewal contracts are less than those paid on the initial contract; therefore, it is determined that the renewal commissions are not commensurate with the initial commission. The Company determines the estimated average customer relationship period and average renewal term utilizing a portfolio approach. Deferred costs are periodically reviewed for impairment.

Amortization of deferred sales commissions of $2.4 million and $4.6 million for the three and six months ended June 30, 2021, respectively, and $2.6 million and $5.1 million for the three and six months ended June 30, 2020, respectively, is included as a component of sales and marketing expenses in the Company’s unaudited condensed consolidated statements of operations. Deferred sales commissions recognized as a contract asset on the Company’s balance sheet was $33.8 million and $31.9 million at June 30, 2021, and December 31, 2020, respectively.

Revenue Recognition

The Company derives revenue from four primary sources: SaaS, term license and support, services, and maintenance. Services include installation services, training and other consulting services.

The following table presents AvePoint’s revenue by source:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
SaaS	$20,586	$11,699	$38,845	$21,942
Term license and support	11,088	7,357	19,815	15,101
Services	7,302	7,724	13,218	15,303
Maintenance and OEM	5,458	5,776	10,867	11,781
Perpetual license	910	400	1,399	1,490
Total revenue	$45,344	$32,956	$84,144	$65,617

Term license and support revenue recognized at a point of time was $7.8 million and $13.5 million for the three and six months ended June 30, 2021, respectively, and $5.2 million and $10.4 million for the three and six months ended June 30, 2020, respectively.

Revenue deferred under contracts with customers as of June 30, 2021 and December 31, 2020 was $76.6 million and $74.7 million, respectively. Revenue recognized that was included in the opening deferred revenue balance was $43.3  and $35.1 million for the six months ended June 30, 2021 and 2020, respectively.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The opening and closing balances of the Company’s accounts receivable, net, deferred revenue and deferred sales commissions are as follows:

	Accounts		Deferred
	receivable,	Deferred	sales
	net	revenue	commissions
	(in thousands)
Opening (January 1, 2020)	$43,619	$60,600	$28,351
Closing (December 31, 2020)	53,749	74,688	31,943
Increase/(decrease)	10,130	14,088	3,592

Opening (January 1, 2021)	$53,749	$74,688	$31,943
Closing (June 30, 2021)	51,193	76,570	33,781
Increase/(decrease)	(2,556)	1,882	1,838

There were no significant changes to the Company’s contract assets or liabilities during the year ended December 31, 2020 and the six months ended June 30, 2021 outside of its sales activities.

As of June 30, 2021, transaction price allocated to remaining performance obligations, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods, was $166.1 million, of which $126.6 million is related to SaaS and term license and support revenue. AvePoint expects to recognize approximately 63% of the total transaction price allocated to remaining performance obligations over the next twelve months and the remainder thereafter.

Legal Proceedings

In the normal course of its business, the Company may be involved in various claims, negotiations and legal actions. Except for such claims that arise in the normal course of business, as of June 30, 2021, the Company is not a party to any other litigation for which a material claim is reasonably possible, probable or estimable.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

AvePoint recognizes liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and unrecognize tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

AvePoint files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The tax years 2016 through 2020 are open and subject to audit by US federal, state and local authorities. The tax years 2010 through 2020 are open and subject to audit by major foreign tax jurisdictions.

Redeemable Noncontrolling Interest

At June 30, 2021, the Company owned 76.09% and AEPL PTE. LTD. (“AEPL”) owned 23.91% of a subsidiary of the Company, AvePoint EduTech PTE. LTD. (“EduTech”). As part of AEPL’s investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. Consequently, the Company records redeemable noncontrolling interest as mezzanine equity in its unaudited condensed consolidated balance sheets. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable, and adjustments to the value are recorded as net income attributable to redeemable noncontrolling interest.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Emerging Growth Company

Upon successful completion of the business combination discussed in the Subsequent Events section, AvePoint is expected to be considered an emerging growth company. Section 102(b)(1) of the Jobs Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company intends to elect not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The amendments in this ASU are effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various areas related to the accounting for income taxes and improve consistent application of ASC 740. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued and all other entities for periods for which financial statements have not yet been made available for issuance. The Company is currently evaluating the impact of its pending adoption of ASU 2019-12 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) and also issued subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20, ASU 2019-01, ASU 2020-02, and ASU 2020-05 (collectively, ASC 842). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASC 842 was effective for public business entities for fiscal years beginning after December 15, 2018. For all other for-profit entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. ASC 842 must be adopted using a modified retrospective method and its early adoption is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

In January 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses on Financial Instruments,” which replaces incurred loss methodology to estimate credit losses on financial instruments with a methodology that reflects expected credit losses. This amendment affects entities holding financial assets that are not accounted for at fair value through net income including trade receivables. The amendments in this ASU were effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2019. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

3. Concentration of Credit Risk

The Company deposits its cash with financial institutions and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of revenue for the three and six months ended June 30, 2021 and 2020 and no customer was more than 10% of accounts receivable at June 30, 2021 and December 31, 2020.

4. Accounts Receivable, Net

Accounts receivable, net, consists of the following components:

	June 30,	December 31,
	2021	2020
	(in thousands)
Trade receivables	$28,373	$33,521
Current portion of unbilled receivables	17,410	16,496
Allowance for doubtful accounts	(1,030)	(1,767)
	$44,753	$48,250

5. Property and Equipment, Net

Property and equipment, net, consists of the following:

	June 30,	December 31,
	2021	2020
	(in thousands)
Computer equipment	$4,542	$4,030
Leasehold improvements	2,698	2,633
Furniture and fixtures	880	887
Building	774	766
Office equipment	386	384
Software	343	245
	9,623	8,945
Less accumulated depreciation and amortization	(6,584)	(6,282)
	$3,039	$2,663

Accumulated depreciation and amortization includes the amortization expense relating to assets acquired under capital leases. Depreciation and amortization expense was $0.3 million and $0.5 million for the three and six months ended June 30, 2021, respectively, and $0.3 million and $0.5 million for the three and six months ended June 30, 2020, respectively. The Company evaluates the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this evaluation, the Company has determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the unaudited condensed consolidated statements of operations.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

6. Other Assets

Other assets consists of the following components:

	June 30,	December 31,
	2021	2020
	(in thousands)
Deferred costs	$4,055	$2,089
Deferred tax asset	3,851	2,963
Long-term investments	2,369	900
Security deposit	1,706	1,850
Foreign income taxes receivable	198	147
Other	59	303
	$12,238	$8,252

Deferred costs represent direct and incremental costs incurred as part of the Business Combination with Apex. The Business Combination is further described in Note 16 and Note 18.

7. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following components:

	June 30,	December 31,
	2021	2020
	(in thousands)
Accrued compensation	$13,469	$16,738
Indirect taxes	2,846	2,571
Cloud service fees	1,083	994
Professional service fees	785	500
Accrued partner expenses	603	1,253
Income taxes payable	447	1,713
Current portion of capital lease and deferred rent	166	203
Other	2,716	2,273
	$22,115	$26,245

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

8. Line of Credit

On April 7, 2020, the Company entered into a loan and security agreement with HSBC Venture Bank USA Inc. as lender for a revolving line of credit of up to $30.0 million. The line bears interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5%. The line will mature on April 7, 2023 The Company is required to maintain a specified adjusted quick ratio and a minimum annual recurring revenue tested by the bank each quarter. The Company pledged, assigned and granted the bank a security interest in all shares, future proceeds and assets (except for excluded assets, including material intellectual property) as a security for the performance of the loan and security agreement obligations. As of June 30, 2021, the Company is in compliance with all covenants under the line and had no borrowings outstanding under the line of credit.

9. Income Taxes

The Company computes its tax provision for interim periods by applying the estimated annual effective tax rate to year-to-date ordinary quarterly earnings. The tax expense or benefit related to significant unusual or infrequently occurring items that will be separately reported or reported net of their related tax effect, and are individually computed, is recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

During the three and six months ended June 30, 2021, the Company recorded income tax benefit of $0.1 million and $1.1 million, respectively. During the three and six months ended June 30, 2020, the Company recorded income tax benefit of $6.1 million and $6.3 million, respectively. The Company’s effective tax rate differed from the U.S. federal statutory rate of 21% is primarily due to mix of pre-tax income (loss) results by jurisdictions taxed at different rates and changes in the valuation allowance for tax losses in certain foreign jurisdictions for which no benefit can be taken.

The Company’s effective tax rate may be subject to fluctuation during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective tax rate, including factors such as the mix of forecasted pre-tax earnings in the various jurisdictions in which the Company operates, valuation allowances against deferred tax assets, the recognition and de-recognition of tax benefits related to uncertain tax positions, and changes in or the interpretation of tax laws in jurisdictions where the Company conducts business.

The Company is subject to tax examinations in various jurisdictions. As of June 30, 2021 and December 31, 2020, the total amount of federal and foreign unrecognized tax benefits was $5.4 million at both dates, exclusive of interest and penalties. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of June 30, 2021 and December 31, 2020, the Company had $1.4 million and $1.2 million, respectively, of accrued interest and penalties associated with unrecognized tax benefits. These amounts were included in other non-current liabilities in their respective years. As of June 30, 2021 and December 31, 2020, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was not material.

Based on information available as of June 30, 2021, it is reasonably possible that the total amounts of unrecognized tax benefit could decrease by approximately $4 million over the next 12 months as a result of filing amended tax returns and potential lapses of the applicable statutes of limitations.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

10. Commitments and Contingencies

Operating Leases

The Company is obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2027.

During the three and six months ended June 30, 2021, total rent expense for facilities amounted to $1.5 million and $3.0 million, respectively. During the three and six months ended June 30, 2020, total rent expense for facilities amounted to $1.3 million and $2.7 million, respectively. As of June 30, 2021, letters of credit have been issued in the amount of $0.5 million, as security for operating leases. The letters of credit are secured by certificates of deposit.

The future minimum rental payments for all long-term non-cancelable property leases are as follows:

Year Ending December 31:
(in thousands)
2021 (six months)	$3,034
2022	4,184
2023	2,635
2024	1,668
2025	938
2026	604
Thereafter	419
$13,482

Purchase Commitments

The Company has outstanding unconditional purchase commitments to procure licenses to use IT software from suppliers. These agreements are negotiated in consideration of the volume of transactions with select suppliers and the associated required transaction volumes are expected to be met through the normal course of business.

In June 2017, the Company signed an unconditional purchase commitment in the amount of $8.0 million payable based upon consumption from June 2017 to June 2020. No payments were made for the fiscal year ended 2018. For the fiscal year ended December 31, 2019 the Company made payments in the amount of $5.5 million under this agreement. The remainder of the commitment was paid in the fiscal year ended December 31, 2020, of which $3.6 million was paid in the six months ended June 30, 2020.

In April 2019, the Company signed an unconditional purchase commitment related to the use of Microsoft Office 365 in the amount of $2.1 million payable in three equal installments during 2019, 2020, and 2021. In May 2020, the Company signed an unconditional purchased commitment in the amount of $22.0 million to purchase IT solutions over a three-year term. Under this agreement, payments are made upon consumption of the IT solutions and any remaining obligations due at the end of the three-year term in May 2023. Given the Company’s history of procuring similar products, it is expected that cash payments to the supplier will occur in 2021 and 2022 with any remaining amounts coming due in 2023. During the year ended December 31, 2019, the Company paid $0.7 million under the 2019 agreement. During the year ended December 31, 2020, the Company paid $0.7 million related to the 2019 agreement and $3.1 million under the 2020 agreement for a total of $3.8 million. During the six months ended June 30, 2021, the Company paid $5.6 million related to the 2020 agreement.

The Company is obligated to make the following future minimum payments under the non-cancelable terms of these contracts as of June 30, 2021:

Years ending December 31,
(in thousands)
2021 (six months)	$700
2022	—
2023	13,373
2024	—
2025	—
2026	—
Thereafter	—
$14,073

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

11. Mezzanine Equity and Stockholders’ Deficiency

The Company has two classes of capital stock: common stock and preferred stock. The following summarizes the terms of the Company’s capital stock.

Common Stock

The Company is authorized to issue up to 28,000,000 shares of common stock at $0.001 par value, at June 30, 2021 and December 31, 2020.

There were 11,946,412 and 11,513,451 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.

Convertible Contingently Redeemable Preferred Stock

At June 30, 2021 and December 31, 2020, the Company was authorized to issue up to 4,832,409 shares of Series C convertible preferred stock (the “Series C Preferred Stock” or “Preferred Stock”) at $0.001 par value. The Company had 4,832,409 shares issued and outstanding as of June 30, 2021 and December 31, 2020. The Series C Preferred Stock liquidation preference was $508.3 million and $403.4 million as of June 30, 2021 and December 31, 2020, respectively. In addition to the Series C Preferred Stock, at June 30, 2021, the Company was authorized to issue up to 3,326,340 shares of Series B-1 convertible preferred stock and 2,736,477 shares of Series B-2 convertible preferred stock. Although authorized for issuance, no shares of Series B-1 convertible preferred stock nor Series B-2 convertible preferred stock were issued and outstanding at June 30, 2021 and December 31, 2020.

No dividends were declared related to the Preferred Stock in the six months ended June 30, 2021 and 2020.

On July 1, 2021, the outstanding preferred stock of the Company was redeemed for cash in part and converted into Combined Company Common Stock in part in connection with the the Business Combination with the Apex Group as described in Note 18.

Redeemable Noncontrolling Interest

On December 24, 2020, AEPL, an unaffiliated entity, acquired a redeemable noncontrolling interest in EduTech through the contribution of 10.0 million Singapore Dollars, which represents an investment of $7.5 million. As of December 31, 2020, AvePoint owned a 77.78% interest in EduTech and AEPL owned a 22.22% interest in EduTech. On February 11, 2021, AEPL contributed an additional 1.0 million Singapore Dollars, which represents an additional investment of $0.8 million. At the transaction closing date, AvePoint owned a 76.09% interest in EduTech and AEPL owned a 23.91% interest in EduTech. As part of AEPL’s initial and subsequent investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial and subsequent investment amounts. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable. These adjustments are recorded as net income attributable to redeemable noncontrolling interest. The rollforward of the balance of the redeemable noncontrolling interest is as follows:

Redeemable
noncontrolling
interest
(in thousands)
Beginning balance (December 31, 2020)	$3,061
Issuance of redeemable noncontrolling interest in EduTech	238
Net income (loss) attributable to redeemable noncontrolling interest	(531)
Other comprehensive income (loss) attributable to redeemable noncontrolling interest	(52)
Adjustment to present redemption value as of June 30, 2021	1,427
Ending balance (June 30, 2021)	$4,143

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

12. Stock-Based Compensation

The Company maintains an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the Company may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, the Company has issued only stock options and restricted stock. On January 1, 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan have been assumed by the 2016 Plan and no additional equity will be granted under the 2006 Plan. As of June 30, 2021, 2,298,673 shares remained for future awards under the 2016 Equity Incentive Plan. All outstanding stock awards granted under the 2006 Plan will remain subject to the 2006 Plan.

The Company records stock-based compensation in cost of revenue, sales and marketing, general and administrative and research and development. Stock-based compensation was included in the following line items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Cost of revenue	$272	$190	$362	$102
Sales and marketing	9,791	1,510	10,902	1,310
General and administrative	4,364	1,007	6,355	1,295
Research and development	83	72	180	147
Total stock-based compensation	$14,510	$2,779	$17,799	$2,854

Stock Options

The compensation costs for stock option awards are accounted for in accordance with ASC 718, Compensation-Stock Compensation. Stock options vest over a four-year period and expire on the tenth anniversary of the date of award. Certain of the Company’s stock option awards (the “Officer Awards”) include a provision that may require the Company to redeem the vested portion of options at fair value in cash upon a separation of service initiated by the Company or upon death or disability of the holder. The Company has determined that the redemption feature requires the Officer Awards to be classified in temporary equity. For share-based payment arrangements with employees, the amount presented in temporary equity at each balance sheet date is based on the redemption provisions of the instrument and adjusted for the proportion of consideration received in the form of employee services. The shares underlying the Officer Awards are puttable to the Company upon certain conditions, such as death or disability of the Officer Awards recipients, which the Company has determined is not probable; therefore, the Company reclassifies the grant-date intrinsic value to mezzanine equity as the awards vest.

The Company’s stock option awards granted in the People’s Republic of China (the “PRC Options ”) contains a performance condition that states that the awards are only exercisable if the Company’s common shares are publicly traded and must be exercised by a cashless sell-all transaction. When the exercise contingency is resolved, the PRC Options will be classified as liabilities and recorded at fair value. In the period the exercise contingency is resolved US GAAP requires the immediate recognition of all previously unrecognized compensation since the original grant date. As a result, compensation expense recorded in the period that achievement is deemed probable could include a substantial amount of previously unrecorded compensation expense related to the prior periods. As of June 30, 2021 and December 31, 2020, there was $1.4 million in unrecognized compensation costs related to currently unexercisable awards.

In 2020, the Company granted certain executives stock option awards that contain both service and performance vesting conditions (the “Time and Performance Based Option”). The Time and Performance Based Option granted awards in three tranches. The Time-Based Option vests 25 percent one year after the grant date and, thereafter, in 12 successive equal quarterly installments measured from the first anniversary, subject to the grantee’s continuous service with the Company. The Performance-Based I Option vests contingent upon the Company meeting certain performance goals. The Performance-Based II Option vests contingent upon the grantee achieving certain goals. Both the Performance-Based I Option and Performance-Based II Option are subject to the grantee’s continuous service to the company and approval by the board of directors.

For the three and six months ended June 30, 2021, the Company recorded stock-based compensation expense of $1.9 million and $4.2 million related to these options, respectively. For the three and six months ended June 30, 2020, the Company recorded stock-based compensation expense of $0.5 million and $1.0 million related to these options, respectively. These costs have been recorded in cost of revenue in the unaudited condensed consolidated statements of operations.

As of June 30, 2021 and December 31, 2020, there was $20.9 million and $18.4 million, respectively, in unrecognized compensation costs related to non-vested awards.

At June 30, 2021, AvePoint had 3,524,593 options outstanding and 1,332,459 options exercisable with intrinsic values of $303.2 million and $123.7 million, respectively. During the three and six months ended June 30, 2021, 306,231 and 432,961 options were exercised, respectively, with a total intrinsic value of $29.8 million and $39.2 million.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Put and Call Options

On December 26, 2019, the Company granted put options, to certain of the Company’s management, to request a redemption of 358,188 shares of Common Stock (“Modified Common Stock”) or 592,399 shares underlying options to acquire Common Stock (Modified Options, collectively, “Eligible Shares”) during the period from March 25, 2025 to April, 2025 (the “Settlement Period”) or, if earlier, the 30 day period following a Qualifying Termination for a redemption price per share equal to the fair market value, as determined by the AvePoint’s Board of Directors; provided, that if a redemption request is delivered following a Qualifying Termination, the Company shall pay the redemption price during the Settlement Period unless the holders of Series C Preferred Stock consent to the payment of the redemption price by the Company within the 30 day period following the Qualifying Termination. In addition, the Company has a right to purchase all or any portion of the Eligible Shares at any time for a purchase price per share equal to the fair market value.

Temporary-equity classification is required if stock awards that would otherwise qualify for equity classification are subject to contingent redemption features that are not solely within the control of the issuer. The Company remeasures the Modified Common Stock at each balance sheet date based on the fair value of the Company’s shares and such remeasurements are reflected as an adjustment of the value in temporary equity. As of June 30, 2021 and December 31, 2020, the temporary equity balance related to the Modified Common Stock was $39.8 million and $25.1 million, respectively.

The fair values of Modified Options were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions at June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020
Expected life (in years)	4.10	4.48
Expected volatility	34.44%	42.97%
Risk-free rate	0.79%	0.37%
Dividend yield	—	—

At June 30, 2021 and December 31, 2020, the liability balance related to Modified Options was $33.7 million and $36.8 million, respectively. For the three and six months ended June 30, 2021, the Company recorded stock-based compensation expense of $2.8 million and $3.6 million related to these options, respectively. For the three and six months ended June 30, 2020, the Company recorded stock-based compensation expense of $1.9 million and $2.3 million related to these options, respectively. These costs have been recorded in costs of revenue and operating expenses in the unaudited condensed consolidated statements of operations.

During the three and six months ended June 30, 2021, 145,109 and 157,109 options included in Modified Options were exercised, respectively. As a result of exercises of the Modified Options, $15.4 million of the liability balance related to Modified Options was reclassified to liability-classified outstanding shares. During the same period, $6.9 million of the liability balance for these outstanding shares was reclassified to mezzanine equity as a result of the completion of six months from the time of the exercise of 79,443 options. At June 30, 2021, 157,109 outstanding shares are liability-classified and are remeasured at fair value each period. At June 30, 2021 and December 31, 2020, the liability balance related to this common stock was $16.5 million and $6.7 million, respectively. For the three and six months ended June 30, 2021, the Company recorded stock-based compensation expense of $1.2 million and $1.3 million related to this common stock, respectively.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

13. Financial Instruments

Fair value is defined by ASC 820, Fair Value Measurement (ASC 820) as the price that would be received upon selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the asset or liability.

The Company’s short-term investments consisted primarily of certificate of deposits held by financial institutions. The balance of certificate of deposits classified as short-term investments was $1.4 million and $1.0 million as of June 30, 2021 and December 31, 2020. In addition to certificates of deposits that are classified as short-term investments, the Company maintains certificates of deposits with maturities greater than twelve months and are classified as long-term investments included within other assets. The balance of certificates of deposits classified as long-term investments was $0.5 million and $0.8 million as of June 30, 2021 and December 31, 2020. Certificates of deposits are classified as Level 2 assets in accordance with ASC 820. The Company also holds an investment in shares of Apex Technology Acquisition Corporation. The balance of this investment was $1.8 million as of June 30, 2021. This investment is classified as a Level 1 asset in accordance with ASC 820.

14. Segment information

The Company operates in one segment. Its products and services are sold throughout the world, through direct and indirect sales channels. The Company’s chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a global basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Revenue by geography are based upon the billing address of the customer. All transfers between geographic regions have been eliminated from consolidated revenue. No customers represented greater than 10% of revenue for the three and six months ended June 30, 2021 and 2020. The following table sets forth revenue by geographic area:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Revenue:
North America	$20,556	$15,398	$38,189	$28,471
EMEA	13,753	9,354	24,944	19,569
APAC	11,035	8,204	21,011	17,577
Total revenue	$45,344	$32,956	$84,144	$65,617

The North America region includes revenue from the United States and Canada. Revenue generated from customers based in the United States was $20.5 million and $38.1 million for the three and six months ended June 30, 2021, respectively, and $15.2 million and $28.2 million for the three and six months ended June 30, 2020, respectively.

The following table sets forth property and equipment, net held within the United States, China and foreign countries:

	June 30,	December 31,
	2021	2020
	(in thousands)
Property and equipment, net:
United States	$882	$976
China	1,599	1,219
Other	558	468
Total property and equipment, net	$3,039	$2,663

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

15. Loss Per Share

Basic loss per share available to AvePoint common shareholders (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. In computing diluted EPS, the Company adjusts the denominator, subject to anti-dilution requirements, to include the dilution from potential shares of common stock resulting from outstanding share based payment awards and the conversion of convertible preferred shares.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except		(in thousands, except
	per share amounts)		per share amounts)
Numerator:
Net income (loss)	$(11,057)	$8,044	$(15,999)	$7,315
Net income attributable to redeemable noncontrolling interest	(499)	—	(896)	—
Net income (loss) attributable to AvePoint Operations, Inc.	$(11,556)	$8,044	$(16,895)	$7,315
Deemed dividends on preferred stock	(24,742)	(8,063)	(33,536)	(15,798)
Total net loss available to common shareholders	$(36,298)	$(19)	$(50,431)	$(8,483)
Denominator:
Weighted average common shares outstanding	11,732	9,793	11,663	9,750
Basic loss per share available to common shareholders	$(3.09)	$(0.00)	$(4.32)	$(0.87)

To arrive at net loss available to common shareholders, the Company deducted net income attributable to the redeemable noncontrolling interest in EduTech and deemed dividends, which related to the redemption, extinguishment, and remeasurement of preferred stock.

For the three and six months ended June 30, 2021 and 2020, convertible preferred shares were anti-dilutive. In addition, the impact of outstanding employee stock option awards were deemed to be anti-dilutive given the Company’s net loss position. As such, basic loss per share is equal to diluted loss per share for the periods presented.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities has an antidilutive impact due to losses reported:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Convertible preferred stock	4,832,409	5,878,352	4,832,409	5,878,352
Restricted stock	—	300,000	—	300,000
Stock options	3,524,593	2,771,168	3,524,593	2,771,168
Total potentially dilutive securities	8,357,002	8,949,520	8,357,002	8,949,520

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

16. Apex Technology Acquisition Corporation Business Combination

The Company and the Apex Group entered into a Business Combination Agreement dated as of November 23, 2020 (as amended on December 30, 2020, March 8, 2021 and May 18, 2021, the “Business Combination Agreement”). Upon completion of the Business Combination (as defined below), the Company effectively comprises all of Apex’s material operations.

In connection with the Business Combination Agreement, each share of the Company’s Preferred Stock was cancelled and converted into the right to receive a number of shares of Combined Company Common Stock (as defined in Note 18)  equal to the Per Share Preferred Stock Consideration (as defined in the Business Combination Agreement), an amount in cash equal to the Per Share Preferred Cash Consideration (as defined in the Business Combination Agreement), and any applicable per share contingent consideration. All of the Company’s remaining share-based awards were exchanged for an option to purchase shares of common stock of the Combined Company. All Apex Common Stock shares (other than shares of Apex Common Stock (as defined in Note 18) that were redeemed prior to consummation of the Business Combination) remain outstanding as shares of the Combined Company. The Company’s common stock shares were cancelled and converted into shares of the Combined Company. Additionally, the vested restricted stock and stock options held by certain of the Company’s named executives(as defined in the Business Combination Agreement) received a per share amount as described in the Business Combination Agreement (less the applicable exercise price upon consummation of the business combination). The PRC Options will be replaced and substituted for new option awards pursuant to the Equity Incentive Plan (as defined in Note 18) of the Combined Company.

17. Related Party Transactions

AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

18. Subsequent Events

The Company has evaluated subsequent events through [August 10, 2021], which is the date the unaudited condensed consolidated financial statements were available for issuance.

Business Combination

On July 1, 2021 (the “Closing Date”), the Company (also referred to as "Legacy AvePoint" in this Note 18) and the Apex Group consummated the Business Combination discussed in Note 16.

The Business  was effected by the merger of Athena Technology Merger Sub, Inc. ("Merger Sub 1") with and into Legacy AvePoint (the “First Merger”), with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Athena Technology Merger Sub 2, LLC ("Merger Sub 2") (the “Second Merger”), with Merger Sub 2 surviving the Second Merger (the “Surviving Entity”) as a wholly-owned subsidiary of Apex (the Second Merger together with the First Merger, the “Mergers” and, collectively, the “Business Combination”). Following the consummation of the Mergers on the Closing Date, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name to AvePoint, Inc. (the “Combined Company”). On July 26, 2021, AvePoint US, LLC was merged with and into the Combined Company (as further described under the heading "Line Of Credit Amendment and Rollup Merger" below).

At the effective time of the First Merger (the “Effective Time”), as a result of the First Merger, each share of Legacy AvePoint preferred stock, par value $0.001 per share (“Legacy AvePoint Preferred Stock”) that was then issued and outstanding was cancelled and converted into the right to receive the following: (x) the number of shares of the Combined Company’s common stock, par value $0.0001 per share (“Common Stock”) equal to (1) (A) (i) the aggregate amount of shares of Common Stock distributable to the holders of the Legacy AvePoint Preferred Stock in the First Merger multiplied by the Per Share Amount (as defined below), minus (ii) $135 million, divided by (B) $10.00, divided by (2) the aggregate number of shares Legacy AvePoint common stock, par value $0.001 per share (“Legacy AvePoint Common Stock”) issuable upon the conversion of the Legacy AvePoint Preferred Stock immediately prior to the Effective Time; (y) an amount in cash equal to (i) $135 million in cash (subject to deduction for the aggregate amount of the PIPE financing fees payable by the holders of the Legacy AvePoint Preferred Stock in the First Merger), divided by the aggregate number of shares Legacy AvePoint Common Stock issuable upon the conversion of the Legacy AvePoint Preferred Stock immediately prior to the Effective Time; and (z) the number of shares of Common Stock equal to the aggregate amount of the contingent consideration, if any, that is distributed to the holders Legacy AvePoint securities, divided by the fully diluted number of Legacy AvePoint securities.

At the Effective Time, as a result of the First Merger, each share of Legacy AvePoint Common Stock issued and outstanding immediately prior to the Effective Time (excluding any dissenting shares and shares held by certain executives of Legacy AvePoint) (such shares, the “Named Executive Shares”) was cancelled and converted into the right to receive the following: (x) an amount in cash equal to (1) the gross merger consideration divided by the number of fully diluted number of Legacy AvePoint securities (the “Per Share Amount”), multiplied by (2) the applicable percentage of cash elected to be received by the applicable holder of such shares (subject to withholding such holder’s pro rata share of the PIPE financing fees payable by such holder); (y) the number of shares of Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting applicable percentage of cash elected to be received by the applicable holder of such shares from one, divided by (2) $10.00; provided that if the aggregate amount of cash elected by all such holders of Legacy AvePoint Common Stock prior to any adjustment pursuant to this proviso exceeded the aggregate amount of cash available for distribution to such holders of Legacy AvePoint Common Stock, then the cash election percentage was cut back on a proportionate basis until the amount of cash available for distribution to such holders of Legacy AvePoint Common Stock pursuant to such adjusted elections equaled the maximum amount of cash available for distribution to such holders of Legacy AvePoint Common Stock.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Immediately prior to the Effective Time, certain executives of Legacy AvePoint (the “Named Executives”) contributed the Named Executive Shares to Apex in exchange for (x) with respect to certain of the Named Executive Shares, an amount in cash equal to the Per Share Amount (subject to withholding such Named Executive’s pro rata share of the PIPE financing fees payable by such holder) and (y) with respect to remaining Named Executive Shares, a number of shares of Common Stock equal to (1) the Per Share Amount, divided by (2) $10.00; provided that if the aggregate amount of cash elected by all holders of Legacy AvePoint Common Stock other than the Named Executives prior to any adjustment pursuant to this proviso exceeded the aggregate amount of cash available for distribution to such holders of Legacy AvePoint Common Stock, then the number of Named Executive Shares contributed to Apex in exchange for cash was decreased on a proportionate basis (and the number of Named Executive Shares contributed to Apex in exchange for shares of Common Stock was increased by an equivalent amount) until the amount of cash available for distribution to such holders of Legacy AvePoint Common Stock pursuant to the adjusted elections equaled the maximum amount of cash available for distribution to such holders of Legacy AvePoint Common Stock.

At the Effective Time, as a result of the First Merger, each option to purchase Legacy AvePoint Common Stock that was outstanding immediately prior to the Effective Time, whether vested or unvested (other than certain options held by the Named Executives (such options, the “Named Executive Cash-Settled Options”) and the PRC Options , was cancelled and converted into an option to purchase a number of shares of Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Legacy AvePoint Common Stock subject to such Legacy AvePoint option immediately prior to the Effective Time and (y) the Per Share Amount divided by $10.00 (the “Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Legacy AvePoint option immediately prior to the Effective Time, divided by (2) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy AvePoint option immediately prior to the Effective Time. At the Effective Time, as a result of the First Merger, each PRC Option was cancelled. Each cancelled PRC Option will be replaced and substituted with the award of a new stock option to purchase a number of shares of Common Stock pursuant to the Equity Incentive Plan equal to the product of (rounded down to the nearest whole number) of (A) the number of shares of Legacy AvePoint common Stock subject to such PRC Option immediately prior to the Effective Time and (B) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such PRC Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the PRC Options being replaced, and the new replacement awards will be subject to the same vesting schedule and exercisability provisions. In other respects, the such new stock options will be governed by the terms and conditions of the 2021 Equity Incentive Plan (the “Equity Incentive Plan”).

In connection with the Business Combination, holders of 17,372 shares of Apex common stock prior to consummation of the Business Combination, par value $0.0001 per share (“Apex Common Stock”), or 0.05% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.05 per share, for an aggregate redemption amount of $174,582.

As noted above, the Series C Preferred Stock described in Note 11 was exchanged as part of the consideration to the Company. The 4,832,409 shares of outstanding Preferred Stock were exchanged for 28,500,592 shares of Combined Company Common Stock and cash. Legacy AvePoint common stock holders received 151,772,046 shares of Combined Company Common Stock and cash.

As of the Closing Date and following the completion of the Business Combination, the Combined Company is authorized to issue up to 1,000,000,000 shares of common stock at a par value of $0.0001 per share and up to 20,000,000

As of the Closing Date and following the completion of the Business Combination, the Combined Company had the following outstanding securities:

●	180,272,638 shares of Common Stock; and
●	17,905,000 warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (the “Warrants”).

As a result of the Business Combination, the Company received net cash consideration of $204.5 million.

Line of Credit Amendment and Rollup Merger

On July 1, 2021, Legacy AvePoint effected an assignment of its existing rights and obligations under the Loan Agreement described in Note 8 to AvePoint US, LLC (the “LLC”), a wholly-owned subsidiary of the Combined Company, through entry into a limited consent and first amendment to the Loan Agreement (the “Amended Loan Agreement”) and an assignment and assumption agreement (the “First Assignment and Assumption Agreement”).

On July 23, 2021, in connection with the merger (the “Rollup Merger”) of the LLC with and into the Combined Company, with the Combined Company surviving, pursuant to that certain an agreement dated as of July 23, 2021, by and between the Combined Company and the LLC (“Rollup Merger Agreement”), the Combined Company entered into that certain assignment and assumption agreement (the “Second Assignment and Assumption Agreement”) by and among the Combined Company, the LLC, and the Bank , pursuant to which the Combined Company would, at the effective time of the Rollup Merger, assume the LLC's obligations as borrower under the Amended Loan Agreement.

Both the Rollup Merger and the Second Assignment and Assumption Agreement became effective on July 26, 2021.

AvePoint Operations, Inc. and Subsidiaries

(formerly known as AvePoint, Inc.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Directors & Officers Insurance Policy

In connection with the indemnification agreements described in Note 17, the Combined Company obtained a directors’ and officers’ liability insurance policy (“D&O Insurance) and made a premium payment of $2.9 million in July 2021. Additional invoices to cover a tail policy on the D&O Insurance totaling $0.2 million were received and are expected to be paid in Q3 2021.

Registration Statement on Form S-1

On July 23, 2021, the Combined Company filed a registration statement on Form S-1 (the “Registration Statement”) for the registration and offering under the Securities Act of 1933, as amended, of (A) the issuance of 17,905,000 shares of common stock, consisting of (i) 405,000 shares of common stock that are issuable upon the exercise of private warrants and (ii) 17,500,000 shares of common stock that are issuable upon exercise upon the exercise of the public warrants and (B) the resale of (i) an aggregate of 136,029,478 shares of the Combined Company's common stock owned by the selling securityholders listed in the Registration Statement and (ii) up to 405,000 private warrants. Those selling securityholders may offer, sell, or distribute all or a portion of the securities thereby registered publicly or through private transactions at prevailing market prices or at negotiated prices.

On August 5, 2021, AvePoint filed an amendment to the Registration Statement.

The Registration Statement (as amended) became effective on [August 9, 2021].

As a result of the Registration Statement (as amended), the Combined Company's outstanding share count increased by the additional 17,905,000 shares of common stock attributable to private and public warrants.